Exhibit 99.1

November 1, 2017

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES THIRD QUARTER 2017 RESULTS

Operating Earnings Improve Despite Hurricane Disruptions

Continued Improvement in Aggregates Unit Profitability

Fundamental Demand Drivers Remain Solid

Birmingham, Alabama – November 1, 2017 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the third quarter ended September 30, 2017.

Hurricanes Harvey and Irma negatively affected more than half of the Company’s operational footprint in the third quarter. Important Southeastern markets, particularly Florida and Georgia, as well as coastal markets in Texas and along the central Gulf Coast were disrupted. Prolonged extreme weather conditions limited both revenue growth and profitability. Aggregates shipments increased 1 percent and pricing improved 3 percent versus the prior year’s third quarter. Overall, both gross profit and operating earnings improved slightly compared to the prior year.

Tom Hill, Chairman and Chief Executive Officer, said, “Storms disrupted the third quarter shipment pattern in a number of our stronger growth markets. Absent the impact of these storms, our daily shipping pace would have been at least 7 percent higher than the prior year during August and September, and in line with expectations. We are still experiencing some lingering effects from these storms on plant efficiency and shipment levels, which will take some time to work through. Underlying demand, however, remains solid, the pricing environment remains positive and our unit profitability in aggregates continues to strengthen. On a same-store basis, our third quarter gross profit per ton was essentially flat while our cash gross profit per ton set a third quarter record despite the severe weather. I am very encouraged by these trends, which should provide good momentum into 2018.

“Our business remains on track with our longer-term goals and expectations. Growth in new construction starts in our markets continues to outpace the rest of the U.S. Recent acquisitions are performing well and should make meaningful contributions to our earnings growth in 2018 and beyond. We remain confident in the sustained, multi-year recovery in materials demand across our markets and in the further compounding improvements to our unit profitability. However, given the shortfall in shipments to date and due to certain lingering effects of third quarter weather events on fourth quarter shipments, pricing and costs, we now expect full year aggregates shipments to approximate the prior year, with full year Adjusted EBITDA of approximately $1 billion.”

November 1, 2017

FOR IMMEDIATE RELEASE

Third Quarter Summary (compared with prior year’s third quarter)

●	Total revenues increased $87 million, or 9 percent, to $1.09 billion
●	Gross profit was $306 million versus $304 million in the prior year
●	Aggregates segment sales increased $37 million to $859 million and freight-adjusted revenues increased $27 million, or 4 percent, to $669 million
▪	Shipments increased 0.7 million tons, or 1 percent, to 50.9 million tons
▪	Freight-adjusted sales price increased $0.37 per ton, or 3 percent
▪	Segment gross profit was $259 million versus $262 million in the prior year
●	Asphalt, Concrete and Calcium segment gross profit improved $4 million, collectively
●	SAG was $73 million, down $3 million, or 90 basis points as a percentage of total revenues
●	Net earnings were $109 million versus $142 million in the prior year
●	Adjusted EBIT was $232 million, an increase of $3 million, or 1 percent
●	Adjusted EBITDA was $312 million, an increase of $11 million, or 4 percent
●	Earnings from continuing operations were $0.82 per diluted share versus $1.07 per diluted share. Current year results include charges of $0.22 per share for early debt retirement in July
●	Adjusted earnings from continuing operations were $1.04 per diluted share versus $1.02 per diluted share in the prior year

Trailing-Twelve-Month Summary (compared with prior twelve-month period)

●	Total revenues were $3.79 billion, an increase of $209 million, or 6 percent
●	Gross profit was $997 million, a decrease of $18 million, or 2 percent
●	Aggregates segment sales increased $82 million to $3.04 billion and freight-adjusted revenues increased $60 million, or 3 percent, to $2.35 billion
▪	Shipments decreased 2.7 million tons, or 1 percent, to 180.3 million tons
▪	Freight-adjusted sales price increased $0.52 per ton, or 4 percent
▪	Segment gross profit decreased $33 million, or 4 percent, to $861 million
●	Asphalt, Concrete and Calcium segment gross profit improved $15 million, collectively
●	SAG was $318 million, in line with full year expectations
●	Net earnings were $386 million, a decrease of $10 million
●	Adjusted EBIT was $679 million, a decrease of 2 percent
●	Adjusted EBITDA was $979 million, in line with the prior twelve months
●	Earnings from continuing operations were $2.77 per diluted share versus $3.00 per diluted share

●     Adjusted earnings from continuing operations were $2.97 per diluted share versus $3.08 per diluted share

Segment Results

Aggregates

Aggregates shipments increased 1 percent versus the prior year’s quarter. Shipment trends in aggregates were disrupted by hurricanes across the Company’s Florida, Georgia, Gulf Coast, North Carolina, South Carolina and coastal Texas markets. Markets outside of these areas, combined to grow mid-single digit versus the prior year’s third quarter – more in line with trends and expectations.

November 1, 2017

FOR IMMEDIATE RELEASE

Broad pricing momentum continued across the Company’s footprint with most markets realizing price growth in the third quarter. For the quarter, same-store freight-adjusted average sales price for aggregates increased 3 percent versus the prior year, or $0.42 per ton, despite a negative geographic and product mix impact. Excluding mix impact, aggregates price increased 4 percent. The overall pricing climate remains favorable as visibility to a sustained recovery improves and as construction materials producers stay focused on earning adequate returns on capital.

Third quarter Aggregates segment gross profit was $259 million, or $5.09 per ton. These results were slightly lower than the prior year as a result of weather events in the current year’s third quarter. Weather-related disruptions impaired shipments and drove inefficiencies that limited revenue growth and earnings improvement. Product mix, partly due to aggregates needs immediately after the hurricanes, negatively impacted price growth by approximately 100 basis points. An 18 percent increase in the unit cost of diesel fuel and costs related to the transition to two new, more efficient ships to transport aggregates from our quarry in Mexico negatively impacted segment gross profit by $7 million in comparison to the prior year.

Asphalt, Concrete and Calcium

Our non-aggregates segments’ third quarter gross profit was $46 million, a 9 percent increase over the prior year period.

Asphalt segment gross profit decreased $2 million to $31 million. Shipments were 3.1 million tons in total and 2.8 million tons on a same-store basis. Shipments in the prior year were 2.9 million tons. An 18 percent increase in liquid asphalt unit cost negatively affected materials margins.

Concrete segment gross profit was $14 million in the quarter compared to $9 million in the prior year period. Shipments increased 20 percent versus the prior year. On a same-store basis, volumes increased 8 percent, as volumes in Virginia (the Company’s largest concrete market) drove most of the year-over-year increase. Materials margins and unit gross profit in concrete also improved versus the prior year.

Calcium segment gross profit was $0.7 million versus $0.8 million in the prior year.

On a trailing-twelve-month basis, total gross profit in our non-aggregates segments was $136 million, a 12 percent increase from the prior year’s comparable period.

Growth, Capital Allocation, and Financial Position

As of September 30, year-to-date capital expenditures were $367 million. This amount included $137 million invested in internal growth projects to enhance the Company’s aggregates distribution network to markets without local aggregates reserves, as well as development of new sites and other growth investment projects. Core capital investments to replace existing property, plant and equipment made up the remaining $230 million, and are expected to be approximately $300 million for the full year.

The Company remains active in the pursuit of bolt-on acquisitions and other value-creating growth investments. Since January, the Company has closed acquisitions totaling $212 million. These acquisitions complement our existing positions in certain California, Illinois, New Mexico and Tennessee markets.

November 1, 2017

FOR IMMEDIATE RELEASE

The Company expects to close the Aggregates USA acquisition during the fourth quarter of this year.

At the end of the third quarter, total debt was $2.8 billion and cash was approximately $700 million. Retirement of notes due in June and December of 2018 was completed in July for $566 million using part of the proceeds from the $1 billion of new notes issued in June. The remainder of the proceeds will be used to help fund acquisitions and other growth investments including the Aggregates USA acquisition. One-time charges related to this early debt retirement were $46 million, or $0.22 per diluted share. Full year pretax interest expense will be approximately $190 million, including the one-time charges incurred in the third quarter for the early debt retirement.

Selling, Administrative and General (SAG) and Other Operating Expense

SAG expenses in the quarter were $73 million. Trailing-twelve-month SAG expenses were $318 million, in line with full-year expectations.

Other operating expense was $4 million in the third quarter and included non-routine business development charges of $9 million, an asset purchase agreement termination fee received totaling $8 million, and approximately $3 million of recurring expenses not included in cost of revenues. The first two items were removed from adjusted earnings for the quarter.

Demand and Earnings Outlook

Regarding the Company’s earnings outlook for 2017, Mr. Hill stated, “We are excited about the growth opportunities ahead of us. Leading indicators, such as growth in the pre-construction pipeline and in construction starts in our markets, as well as growth in our own order backlogs, point toward a return to growth in 2018 and beyond. Private demand continues to grow and public demand is firming up after relative weakness during the last 18 months.

“Our confidence in the longer term outlook for our business remains strong. Our industry-leading core profitability in aggregates keeps improving and positions us well for future earnings growth. We have the financial strength to continue making smart growth investments that fit us best and we are committed to continuous improvement in safety, customer service and operational efficiencies.”

November 1, 2017

FOR IMMEDIATE RELEASE

Conference Call

Vulcan will host a conference call at 9:00 a.m. CDT on November 2, 2017. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 323-794-2423 or 800-289-0438 approximately 10 minutes before the scheduled start. The conference ID is 7396647. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, greenhouse gas emissions, the definition of minerals or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; modification to the terms of the acquisition of Aggregates USA, LLC may be required in order to satisfy approvals or conditions; business disruption during the pendency of, or following the acquisition of, Aggregates USA, LLC, including diversion of management time; the potential of goodwill or long-lived asset impairment; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

				Table A
Vulcan Materials Company
and Subsidiary Companies
		(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2017	2016	2017	2016

Total revenues	$1,094,715	$1,008,140	$2,912,806	$2,719,693
Cost of revenues	789,199	703,931	2,155,536	1,958,581
Gross profit	305,516	304,209	757,270	761,112
Selling, administrative and general expenses	73,350	76,311	238,263	235,460
Gain on sale of property, plant & equipment
and businesses	1,488	2,023	4,630	2,934
Business interruption claims recovery	0	690	0	11,652
Impairment of long-lived assets	0	0	0	(10,506)
Other operating expense, net	(4,167)	(3,535)	(27,763)	(23,949)
Operating earnings	229,487	227,076	495,874	505,783
Other nonoperating income, net	1,784	990	5,677	325
Interest expense, net	82,041	33,126	154,572	100,192
Earnings from continuing operations
before income taxes	149,230	194,940	346,979	405,916
Income tax expense	39,080	49,803	81,557	91,575
Earnings from continuing operations	110,150	145,137	265,422	314,341
Earnings (loss) on discontinued operations, net of tax	(1,571)	(3,113)	8,217	(7,451)
Net earnings	$108,579	$142,024	$273,639	$306,890

Basic earnings (loss) per share
Continuing operations	$0.83	$1.09	$2.00	$2.36
Discontinued operations	$(0.01)	$(0.02)	$0.07	$(0.06)
Net earnings	$0.82	$1.07	$2.07	$2.30

Diluted earnings (loss) per share
Continuing operations	$0.82	$1.07	$1.97	$2.31
Discontinued operations	$(0.01)	$(0.02)	$0.06	$(0.05)
Net earnings	$0.81	$1.05	$2.03	$2.26

Weighted-average common shares outstanding
Basic	132,484	133,019	132,510	133,418
Assuming dilution	134,765	135,823	134,853	135,932
Cash dividends per share of common stock	$0.25	$0.20	$0.75	$0.60
Depreciation, depletion, accretion and amortization	$79,636	$72,049	$227,974	$213,362
Effective tax rate from continuing operations	26.2%	25.5%	23.5%	22.6%

Table B
Vulcan Materials Company
and Subsidiary Companies

		(in thousands)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2017	2016	2016
Assets
Cash and cash equivalents	$701,163	$258,986	$135,365
Restricted cash	0	9,033	0
Accounts and notes receivable
Accounts and notes receivable, gross	582,105	494,634	536,242
Less: Allowance for doubtful accounts	(2,903)	(2,813)	(4,260)
Accounts and notes receivable, net	579,202	491,821	531,982
Inventories
Finished products	307,046	293,619	283,266
Raw materials	27,852	22,648	25,411
Products in process	1,652	1,480	2,753
Operating supplies and other	29,276	27,869	26,612
Inventories	365,826	345,616	338,042
Prepaid expenses	100,781	31,726	71,370
Total current assets	1,746,972	1,137,182	1,076,759
Investments and long-term receivables	35,999	39,226	38,914
Property, plant & equipment
Property, plant & equipment, cost	7,539,928	7,185,818	7,105,036
Allowances for depreciation, depletion & amortization	(4,002,227)	(3,924,380)	(3,876,743)
Property, plant & equipment, net	3,537,701	3,261,438	3,228,293
Goodwill	3,101,337	3,094,824	3,094,824
Other intangible assets, net	835,269	769,052	753,314
Other noncurrent assets	182,056	169,753	165,981
Total assets	$9,439,334	$8,471,475	$8,358,085
Liabilities
Current maturities of long-term debt	4,827	138	131
Trade payables and accruals	181,207	145,042	163,139
Other current liabilities	227,665	227,064	197,642
Total current liabilities	413,699	372,244	360,912
Long-term debt	2,809,966	1,982,751	1,983,639
Deferred income taxes, net	716,165	702,854	706,715
Deferred revenue	193,117	198,388	201,732
Other noncurrent liabilities	621,253	642,762	601,117
Total liabilities	$4,754,200	$3,898,999	$3,854,115
Equity
Common stock, $1 par value	132,281	132,339	132,309
Capital in excess of par value	2,803,106	2,807,995	2,805,355
Retained earnings	1,886,006	1,771,518	1,685,412
Accumulated other comprehensive loss	(136,259)	(139,376)	(119,106)
Total equity	$4,685,134	$4,572,476	$4,503,970
Total liabilities and equity	$9,439,334	$8,471,475	$8,358,085

Table C
Vulcan Materials Company
and Subsidiary Companies

		(in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2017	2016
Operating Activities
Net earnings	$273,639	$306,890
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	227,974	213,362
Net gain on sale of property, plant & equipment and businesses	(4,630)	(2,934)
Contributions to pension plans	(17,638)	(7,126)
Share-based compensation expense	19,953	15,645
Deferred tax expense (benefit)	11,298	25,094
Cost of debt purchase	43,048	0
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(162,849)	(145,548)
Other, net	8,740	(774)
Net cash provided by operating activities	$399,535	$404,609
Investing Activities
Purchases of property, plant & equipment	(366,845)	(287,440)
Proceeds from sale of property, plant & equipment	10,403	5,865
Payment for businesses acquired, net of acquired cash	(210,562)	(1,611)
Decrease in restricted cash	9,033	1,150
Other, net	405	2,488
Net cash used for investing activities	$(557,566)	$(279,548)
Financing Activities
Proceeds from line of credit	5,000	3,000
Payment of line of credit	(5,000)	(3,000)
Payment of current maturities and long-term debt	(800,572)	(14)
Proceeds from issuance of long-term debt	1,600,000	0
Debt discounts and issuance costs	(15,046)	0
Purchases of common stock	(60,303)	(161,463)
Dividends paid	(99,263)	(79,865)
Share-based compensation, shares withheld for taxes	(24,608)	(32,414)
Net cash provided by (used for) financing activities	$600,208	$(273,756)
Net increase (decrease) in cash and cash equivalents	442,177	(148,695)
Cash and cash equivalents at beginning of year	258,986	284,060
Cash and cash equivalents at end of period	$701,163	$135,365

				Table D
Segment Financial Data and Unit Shipments
(in thousands, except per unit data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Total Revenues
Aggregates [1]	$858,699	$821,809	$2,326,585	$2,248,174
Asphalt	189,940	157,406	461,474	388,560
Concrete	115,485	91,147	309,448	242,790
Calcium	1,965	2,373	5,822	6,732
Segment sales	$1,166,089	$1,072,735	$3,103,329	$2,886,256
Aggregates intersegment sales	(71,374)	(64,595)	(190,523)	(166,563)
Total revenues	$1,094,715	$1,008,140	$2,912,806	$2,719,693

Gross Profit
Aggregates	$259,122	$261,762	$652,075	$664,154
Asphalt	31,363	32,889	68,921	76,028
Concrete	14,367	8,711	34,302	18,334
Calcium	664	847	1,972	2,596
Total	$305,516	$304,209	$757,270	$761,112

Depreciation, Depletion, Accretion and Amortization
Aggregates	$64,071	$60,204	$182,559	$177,129
Asphalt	6,494	4,100	18,841	12,468
Concrete	3,591	3,072	10,286	9,141
Calcium	180	198	567	577
Other	5,300	4,475	15,721	14,047
Total	$79,636	$72,049	$227,974	$213,362

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [2]	$668,504	$641,086	$1,796,734	$1,742,781
Aggregates - tons	50,945	50,277	137,158	138,250
Freight-adjusted sales price [3]	$13.12	$12.75	$13.10	$12.61
Other Products
Asphalt Mix - tons	3,090	2,890	7,785	7,104
Asphalt Mix - sales price	$53.05	$53.57	$52.57	$53.39

Ready-mixed concrete - cubic yards	969	809	2,671	2,209
Ready-mixed concrete - sales price	$118.53	$112.64	$115.42	$109.89

Calcium - tons	69	86	204	249
Calcium - sales price	$28.60	$27.56	$28.39	$27.01

1 Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and service revenues related to aggregates.

2 Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

3 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

		(in thousands)
	Nine Months Ended
	September 30
	2017	2016

Cash Payments
Interest (exclusive of amount capitalized)	$118,157	$69,865
Income taxes	124,121	92,397

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	$10,602	$10,493
Amounts referable to business acquisitions
Liabilities assumed	1,935	0

2.   Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with our competitors and consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP
		(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Gross profit	$305,516	$304,209	$757,270	$761,112
Total revenues	$1,094,715	$1,008,140	$2,912,806	$2,719,693
Gross profit margin	27.9%	30.2%	26.0%	28.0%

Gross Profit Margin Excluding Freight and Delivery Revenues
		(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016

Gross profit	$305,516	$304,209	$757,270	$761,112
Total revenues	$1,094,715	$1,008,140	$2,912,806	$2,719,693
Freight and delivery revenues [1]	143,664	143,811	397,933	407,321
Total revenues excluding freight and delivery revenues	$951,051	$864,329	$2,514,873	$2,312,372
Gross profit margin excluding freight and delivery revenues	32.1%	35.2%	30.1%	32.9%

1 Includes freight to remote distribution sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes freight, delivery and transportation revenues, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP
		(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Aggregates segment
Gross profit	$259,122	$261,762	$652,075	$664,154
Segment sales	$858,699	$821,809	$2,326,585	$2,248,174
Gross profit margin	30.2%	31.9%	28.0%	29.5%
Incremental gross profit margin	N/A		N/A

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues
		(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Aggregates segment
Gross profit	$259,122	$261,762	$652,075	$664,154
Segment sales	$858,699	$821,809	$2,326,585	$2,248,174
Less
Freight, delivery and transportation revenues [1]	181,281	176,870	505,574	494,017
Other revenues	8,914	3,853	24,277	11,376
Freight-adjusted revenues	$668,504	$641,086	$1,796,734	$1,742,781

Gross profit as a percentage of freight-adjusted revenues	38.8%	40.8%	36.3%	38.1%
Incremental gross profit as a percentage of freight-adjusted revenues	N/A		N/A

1 At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

			(in thousands, except per ton data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Aggregates segment
Gross profit	$259,122	$261,762	$652,075	$664,154
Depreciation, depletion, accretion and amortization	64,071	60,204	182,559	177,129
Aggregates segment cash gross profit	$323,193	$321,966	$834,634	$841,283
Unit shipments - tons	50,945	50,277	137,158	138,250
Aggregates segment cash gross profit per ton	$6.34	$6.40	$6.09	$6.09

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We use this metric to assess the operating performance of our business and for a basis of strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA
			(in thousands)
	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2017	2016	2017	2016	2017	2016
Net earnings	$108,579	$142,024	$273,639	$306,890	$386,240	$395,778
Income tax expense	39,080	49,803	81,557	91,575	114,833	135,341
Interest expense, net	82,041	33,126	154,572	100,192	187,649	136,504
(Earnings) loss on discontinued operations, net of tax	1,571	3,113	(8,217)	7,451	(12,753)	12,122
EBIT	$231,271	$228,066	$501,551	$506,108	$675,969	$679,745
Depreciation, depletion, accretion and amortization	79,636	72,049	227,974	213,362	299,552	283,415
EBITDA	$310,907	$300,115	$729,525	$719,470	$975,521	$963,160
Gain on sale of real estate and businesses	$0	$0	$0	$0	$(16,216)	$(443)
Business interruption claims recovery, net of incentives	0	(214)	0	(11,177)	163	(11,177)
Charges associated with divested operations	114	1,071	16,515	16,768	16,730	17,121
Business development, net of termination fee	784	0	784	0	784	0
Asset impairment	0	0	0	10,506	0	10,506
Restructuring charges	0	0	1,942	320	1,942	762
Adjusted EBITDA	$311,805	$300,972	$748,766	$735,887	$978,924	$979,929
Depreciation, depletion, accretion and amortization	(79,636)	(72,049)	(227,974)	(213,362)	(299,552)	(283,415)
Adjusted EBIT	$232,169	$228,923	$520,792	$522,525	$679,372	$696,514

Adjusted EBITDA for 2016 has been revised to conform with the 2017 presentation which no longer includes an adjustment for routine business development charges. However, business development charges/credits that are deemed to be non-routine are included as an adjustment.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2017	2016	2017	2016	2017	2016
Diluted EPS	$0.82	$1.07	$1.97	$2.31	$2.77	$3.00
Items included in Adjusted EBITDA above	0.00	0.00	0.09	0.08	0.02	0.08
Interest charges associated with debt purchase	0.22	0.00	0.22	0.00	0.22	0.00
Alabama NOL carryforward valuation allowance	0.00	0.00	0.00	0.00	(0.04)	0.00
Foreign tax credit carryforward utilization	0.00	(0.05)	0.00	(0.05)	0.00	0.00
Adjusted Diluted EPS	$1.04	$1.02	$2.28	$2.34	$2.97	$3.08

The following reconciliation to the mid-point of the range of 2017 Projected EBITDA excludes adjustments for charges associated with divested operations, asset impairment and other unusual gains and losses. Due to the difficulty of forecasting the timing or amount of items that have not yet occurred, are out of our control, or cannot be reasonably predicted, we are unable to estimate the significance of this unavailable information.

2017 Projected EBITDA
(in millions)
Mid-point
Net earnings	$380
Income tax expense	130
Interest expense, net	190
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	300
Projected EBITDA	$1,000